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                                                                      Exhibit 10
                          USP ADMINISTRATIVE AGREEMENT


         THIS AGREEMENT is made and entered into effective as of January 1, 1984, by and between USP REAL ESTATE INVESTMENT TRUST, a common law trust organized under the laws of the State of Iowa, with its principal. place of business at 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499 (hereinafter referred to as the "Trust") and REALAMERICA INVESTORS, INC., (a wholly owned subsidiary of Life Investors Inc.) with its principal place of business at 4333 Edgewood Road N.E., Cedar Rapids, Iowa 52499 (hereinafter referred to as "RealAmerica"), and supersedes all prior administrative agreements. In consideration of the mutual covenants, promises and agreements herein contained, the Trust and RealAmerica do hereby covenant, promise and agree to and with each other as follows:

                               W I T N E S S E T H

         1.       PARTIES AND INTEREST:

                  The Trust is a common law trust organized under the laws of the State of Iowa, operating as a Real Estate Investment Trust under the provisions of Section 856 ET SEQ. of the Internal Revenue Code. The Trust has no employees, and therefore, must hire an administrator to perform the day-to-day administrative functions of the Trust. RealAmerica has the experience and employees necessary and suitable for the administration of the Trust's business and desires to undertake the administration of the Trust's day-to-day operations. RealAmerica is an independent contractor and the Trust shall have no voice in the selection or discharge of RealAmerica's employees, representatives or subcontractors, and no control over the specific manner in which the work shall be done, but RealAmerica shall be responsible for the quality of work done.

         2.       TERM:

                  The Trust does hereby designate RealAmerica as the administrator for the Trust's operations for the term of one (1) year commencing on the effective date hereof. This designation shall be automatically renewed annually on each anniversary of the effective date hereof for an additional one
(1) year period, subject to the right of either party to cancel this Agreement at any time by giving the other party not less than ninety (90) days written notice of its intention to so terminate.

         3.       DUTIES OF ADMINISTRATOR.

                  Real America shall administer the day-to-day operations of the Trust, which shall include the following services:

                  (1) Clerical, administrative and data processing services, office space and equipment and other general office services necessary for the Trust's day-to-day operations.

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                  (2)      Legal, tax and accounting services to maintain all
necessary books and records of the Trust and to ensure Trust compliance with all applicable federal, state and local laws, regulatory reporting requirements and tax codes.

                  (3) Arrangement of financing for the Trust, including but not limited to mortgage financing for property acquisition.

                  (4) Arrangement for property management services for the Trust's properties and supervision of the activities of persons performing such services.

                  (5) Preparation of monthly reports summarizing the results of operations and financial condition of the Trust.

                  (6) Preparation of annual audit workpapers requested by the independent certified public accountants.

                  (7) Preparation and filing of all financial accounting reports to shareholders and to regulatory authorities, including the Securities and Exchange Commission ("SEC"). Such reports shall include the quarterly and annual reports to shareholders and the quarterly and annual reports to the SEC on Forms 10-Q and 10-K, respectively, and any other reports required pursuant to the regulatory authorities.

                  (8) Preparation and filing of all federal, state and local tax returns and reports to taxing authorities, including the Internal Revenue Service.

                  (9) Provision of property acquisition and divestiture services.

         RealAmerica may perform additional services which are of an extraordinary nature requiring time, resources and expertise beyond that reasonably expected of the administrator for a separately negotiated fee or expense reimbursement on such other terms and conditions as are agreed to between RealAmerica and the Trust.

         The parties agree that RealAmerica may subcontract to related and unrelated entities, firms and organizations for those services necessary to accomplish the duties specified above.

         4.       TRUST EXPENSES.

                  The Trust shall bear the cost of the following expenditures:

                  (1) Audit, legal and other professional services provided by third parties to the extent such services are not considered duties of RealAmerica.


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                  (2)      Supplies, printing, postage and related expenses
incurred in the preparation and filing of regulatory reports and reports to shareholders and trustees.

                  (3)      Fees and other compensation of Trustees.

                  (4)      Expenses of Trustee meetings and travel.

                  (5) All such other expenses related to Trust activities considered to be appropriate or advisable by the Trustees.

         5.       COMPENSATION OF ADMINISTRATOR:

                  A. For the services provided hereunder, RealAmerica shall be paid the following administrative fee:

                  (1) A base fee, payable monthly, of 5/8% per annum of the average monthly gross real estate investments of the Trust, plus 1/4% per annum of the monthly outstanding principal balance of mortgage loans receivable.

                  (2) An incentive fee, payable annually, of 20% of the annual adjusted cash flow from operations in excess of $.72 per share.

                  (3) If annual adjusted cash flow from operations is less than $.72 per share, then so much of the base fee shall be deferred so that revised cash flow from operations will be $.72 per share; provided however, in no event shall the amount deferred exceed 20% of the previously determined base fee. Any base fee deferred is not considered to be due and payable as a liability of the Trust; however, in any subsequent year, any unpaid previously deferred fees shall be paid up to a maximum of 30% of the revised cash flow from operations in excess of $.72 per share.

                  (4) If this Agreement is terminated at any time other than calendar year end, all earned fees, including any outstanding deferred fees, shall be prorated and paid on the termination date in accordance with the terms of subparagraph (3) above. Any remaining unpaid deferred fees will be forfeited.

                  Anything in the Agreement to the contrary notwithstanding, the maximum fee payable to RealAmerica hereunder for any year shall not exceed the maximum amount which is permitted by the limitation on operating expenses in
Section 5.2 (or any successor section) of the USP Declaration of Trust.


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                  B.       RealAmerica shall also be paid an acquisition fee
equal to 2% to 4% of the cost of each property acquired by the Trust during the term of this Agreement, such fee to be agreed upon between the parties prior to any acquisition.

                  C. For purposes of this paragraph the following definitions shall apply:

                  (1) Gross real estate investments - the total investment in real estate, including land, buildings, improvements, furniture and equipment, as stated at original cost, and investment in partnerships as stated at original net capital invested, all as recorded for federal income tax purposes. The original cost of real estate acquired in an exchange will include the addition of any depreciation previously taken on real estate disposed of in the exchange.

                  (2) Mortgage loans receivable - the face amount, as recorded for federal income tax purposes, of any mortgage, note, or contract receivable secured by real estate, including Government National Mortgage Association guaranteed pass-through mortgage certificates.

                  (3) Annual adjusted cash flow from operations - earnings from operations, minus the base fee, plus depreciation and amortization expense, minus amortization income, minus principal payments on mortgage loans payable (excluding principal payments on underlying mortgages of wraparound mortgage loans receivable) and plus (or minus) the total net realized capital gain (or loss) for the year.

                  (4) Net realized capital gain (or loss) - the total sales or exchange value for federal income tax purposes, including cash, notes, or other consideration, minus the gross real estate investment and all closing costs for property sold or exchanged during the year. Also defined as the realized, but not necessarily recognized, gain (or loss) decreased (or increased) by accumulated depreciation. Installment gains for this purpose shall be determined accordingly and a pro rata amount included, but if any installment sale results in a loss for this purpose, the entire loss shall be included.

                  (5) Revised cash flow from operations - annual adjusted cash flow from operations minus the incentive fee.

                  (6) Per Share - per share amounts shall be based upon the number of issued and outstanding shares of the Trust and the end of the calendar year.

         6.       AMENDMENTS:

                  This Agreement may be amended only in writing with the mutual consent of the parties. However, no amendment shall become effective unless it specifically refers to this Agreement and is signed by the parties.


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         7.       LIABILITY OF REALAMERICA:

                  RealAmerica shall give the Trust the benefit of its best judgment and efforts in rendering services hereunder. RealAmerica shall not be liable for any act or omission whatsoever of any employee, agent or representative, or for negligence or error in judgment, except its willful misfeasance, bad faith or gross negligence in the conduct of its duties. The Trust shall indemnify and save harmless RealAmerica from and against any and all liabilities, claims, and damages, costs and expenses (including reasonable attorney's fees) to which RealAmerica may become subject by reason of or arising out of the performance or nonperformance of its duties as administrator; provided, however, that there shall be no such reimbursement paid RealAmerica for damages, costs or expenses incurred by RealAmerica by reason of its willful misfeasance, bad faith or gross negligence in the conduct of its duties. This provision shall survive the termination of this Agreement, but this shall not be construed to mean that the Trust's liabilities or obligations hereunder do not survive as to the other provisions of this Agreement.

         8.       STATUS OF TRUST:

                  In the event that the terms of this Agreement at any time shall, in the opinion of counsel for the Trust, impair the status of the Trust as a "Real Estate Investment Trust" within the meaning of Part II, subchapter M of the Internal Revenue Code of 1954 as amended, the parties shall, within 30 days after the Trust shall have given to RealAmerica written notice of such impairment, negotiate such amendments as may be necessary to restore, in the opinion of counsel for the Trust, such status of the Trust.

         9.       INDEMNIFICATION:

                  If either party shall default hereunder, the other party shall be reimbursed by the defaulting party for all costs and expenses incurred in the enforcement of the provisions of this Agreement, including reasonable attorney's fees.

         10.      REPRESENTATIONS:

                  RealAmerica covenants, represents and warrants that it will not directly or indirectly create, assume, incur or suffer to exist any mortgage, pledge, encumbrance, lien or charge of any kind upon this Agreement or upon any income or fees therefrom except as provided in this Agreement.

         11.      NOTICE:

                  Whenever, under the terms of this Agreement, any notice is required to be served upon the other party, said notice may be served upon the other party by personal service or certified mail. Notices shall be in writing and until further notification in writing, shall be delivered to the following addresses:


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                           To the Trust:

                           Chairman of the Board of Trustees
                           USP Real Estate Investment Trust
                           4333 Edgewood Road N.E.
                           Cedar Rapids, Iowa  52499

                           To RealAmerica:

                           RealAmerica Investors, Inc.
                           4333 Edgewood Road N.E.
                           Cedar Rapids, Iowa  52499

         12.      CUMULATIVE RIGHTS:

                  The various rights, powers, objects, elections and remedies of the Trust and RealAmerica provided in this Agreement shall be construed as cumulative and no one of them is exclusive of the other or exclusive of any rights or remedies allowed the Trust and RealAmerica by law.

         13.      CONSENT:

                  Neither the Trust nor RealAmerica shall unreasonably withhold its consent whenever such consent shall be required under the terms of this Agreement.

         14.      PARAGRAPH HEADINGS:

                  The paragraph headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope or intent of this Agreement or in any way affect the terms and provisions hereof.

         15.      RULES OF CONSTRUCTION:

                  Where necessary herein, the terms the "Trust" or "RealAmerica" shall apply to the plural or the agents of the Trust, or RealAmerica, and all terms used in the singular or in the masculine shall apply to the plural or to the feminine or neuter gender.

         16.      SUCCESSORS AND ASSIGNS:

                  The provisions of this Agreement shall apply to and bind the immediate parties and their successors and assigns. Neither party may assign this Agreement without the prior consent of the other party.


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         17.      TRUST:

                  It is understood and agreed by the parties hereto that (i) the Trust is a common law Trust organized under the laws of the State of Iowa pursuant to a Declaration of Trust dated October 5, 1972, as amended and restated, and recorded in the office of the Recorder of Linn County, Iowa;
(ii) the holders of shares of beneficial interest in the Trust shall not be personally liable hereon; and (iii) the other party hereto shall look solely to the funds and property of the Trust for the payment of any claim arising hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.



USP REAL ESTATE INVESTMENT TRUST           REALAMERICA INVESTORS, INC.


BY    /s/ James M. Davidson                    /s/ Edwin L. Ingraham
  ----------------------------------       ------------------------------------
      JAMES M. DAVIDSON                        EDWIN L. INGRAHAM

Title:  Chairman of the Board              Title:  President


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